FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CINEDIGM CORP.

Gary Loffredo, Secretary of the herein named Corporation, hereby certifies that:
1.The present name of the corporation (hereinafter called the “Corporation”) is Cinedigm Corp. The original name of the Corporation was Access Colo, Inc.
2.The date of filing of the Fourth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 14, 2003. The date of filing of the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is November 21, 2001. The date of filing of the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is October 19, 2001. The date of filing of the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 14, 2001. The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 31, 2000.
3.The provisions of the Fourth Amended and Restated Certificate of Incorporation of the Corporation are hereby amended, restated and integrated into the single instrument that is hereinafter set forth, and that is entitled the Fifth Amended and Restated Certificate of Incorporation of the Corporation without any further amendments other than the amendments herein certified (the “Fifth Amended and Restated Certificate of Incorporation”).
4.This Fifth Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.
5.The Certificate of Incorporation, as amended and restated herein, shall, at the effective time of this Fifth Amended and Restated Certificate of Incorporation, read as follows:

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CINEDIGM CORP.
FIRST: Name: The name of the Corporation is: Cinedigm Corp.
SECOND: Address: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, County of New Castle 19808. The name of the agent at such address is Corporation Service Company.
THIRD: Purpose: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: Capitalization:
Section 4.1 Authorized Shares.
The total number of shares of capital stock that the Corporation shall have authority to issue is seventy-five million (75,000,000) shares as follows: (i) sixty million (60,000,000) shares of common stock, of which sixty million (60,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which twenty (20) shares shall be “Series A Preferred Stock,” and 14,999,980 of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Section 4.2 Class A Common Stock.
Except as otherwise provided by law or this Fifth Amended and Restated Certificate of Incorporation, as amended from time to time (this “Certificate of Incorporation”), the holders of the Class A Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.
Section 4.3    Series A Preferred Stock
Section 4.3.1.    Dividend Rights. The holders of Series A Preferred Stock shall be entitled to receive dividends, but only out of funds that are legally available therefor, at the rate of 10% of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The original issue price of the Series A Preferred Stock shall be $500,000 per share (the “Series A Original Issue Price”). For any share of Series A Preferred Stock, such dividends shall begin to accrue commencing upon the first date such share is issued and becomes outstanding (the “Original Issue Date”) and shall be payable in cash or, at the Corporation’s option, by converting the cash amount of such dividends into Class A common stock, par value $0.001 per share (the “Class A Common Stock”), based on the value of the Class A Common Stock equal to (i) so long as the sum of the number of shares of Class A Common Stock issued by the Corporation that would be integrated with the other shares of Class A Common Stock issued under this Paragraph 1 under the rules of the NASDAQ Stock Market plus the number of shares of Class A Common Stock issued under this Paragraph 1 does not exceed 5,366,529 shares (as shall be adjusted for stock splits), the price determined by the daily volume weighted average price per share of the Class A Common Stock on its principal trading market as reported by Bloomberg Financial L.P. (the “VWAP”) for the five (5) day Trading Day (as defined below) period ending on the Trading Day (as defined below) immediately preceding the Dividend Payment Date (as defined below), of the Corporation, and (ii) thereafter, the greater of the Book Value Per Share (as defined below) or Market Value Per Share (as defined below) (the greater of those two amounts, the “Market Price”), as measured on the Original Issue Date for the initial issuance of shares of Series A Preferred Stock in connection with any shares of Series A Preferred Stock that would be integrated under the rules of the NASDAQ Stock Market. The dividends shall be payable in arrears (a) first, on the earlier of (x) September 30, 2010 or (y) the last day of the calendar quarter during which the Corporation ceases to be contractually prohibited from paying such dividends, and thereafter (b) quarterly on the last day of each calendar quarter beginning in the calendar quarter following such initial dividend payment date and continuing until such shares of Series A Preferred Stock are redeemed (each, a “Dividend Payment Date”), provided, that, if any such Dividend Payment Date is not a Business Day (as defined below), then any such dividend shall be payable on the next Business Day. Such dividends shall accrue day-by-day and shall be cumulative, whether or not declared by the Board of Directors and whether or not there shall be funds legally available for the payment of dividends. The term “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the New York, New York are authorized or required by law to be closed. Until it has paid all dividends on the Series A Preferred Stock as contemplated in this Certificate of Designations, the Corporation may not pay dividends on the Common Stock or any other stock of the Corporation hereafter created that is junior in terms of dividend rights, redemption or liquidation preference to the Series A Preferred Stock (together with the Common Stock, “Junior Stock”). The term “Trading Day” means any day on which the Class A Common Stock is traded on its principal market; provided that the “Trading Day” shall not include any day on which the principal market is open for trading for less than 4.5 hours. The terms “Book Value Per Share” and “Market Value Per Share” shall be determined in accordance with the rules of The NASDAQ Stock Market, as in effect on the date of this Certificate of Designations.
Section 4.3.2.    Voting Rights. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will not have the right to vote on matters brought before the stockholders of the Corporation.
Section 4.3.3.    Liquidation Rights. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time-to-time come into existence and which is expressly senior to the rights of the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to be paid in cash out of the assets of the Corporation an amount per share of Series A Preferred Stock equal to 100% of the Series A Original Issue Price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus accrued but unpaid dividends (the “Liquidation Preference”), for each share of Series A Preferred Stock held by each such holder. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation shall be insufficient to make payment in full of the Liquidation Preference to all holders of Series A Preferred Stock, then such assets shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.
Section 4.3.4.    Conversion Rights. Except as otherwise provided herein or as required by law, the holders of Series A Preferred Stock will have no rights with respect to the conversion of the Series A Preferred Stock into shares of Class A Common Stock or any other security of the Corporation.
Section 4.3.5.    Redemption. The Series A Preferred Stock may be redeemed by the Corporation at any time after the second anniversary of the Original Issue Date (the “Redemption Date”) upon thirty (30) days advance written notice (a “Notice of Redemption”) to the holder, for a price equal to One Hundred and Ten Percent (110%) of the Liquidation Preference (which Liquidation Preference shall include, for avoidance of doubt, all accrued but unpaid dividends payable to the holder of the Series A Preferred Stock for the period between the Notice of Redemption and the Redemption Date) (the “Callable Amount”), payable in cash or, at the Corporation’s option, so long as the closing price of the Class A Common Stock is $2.18 or higher (as shall be adjusted for stock splits) for at least (90) consecutive Trading Days ending on the Trading Day immediately prior to the Notice of Redemption, by converting such Callable Amount into Class A Common Stock at the Market Price, as measured on the Original Issue Date for the initial issuance of shares of Series A Preferred Stock in connection with any shares of Series A Preferred Stock that would be integrated under the rules of the NASDAQ Stock Market. The Corporation will indicate on a Notice of Redemption whether the Corporation will redeem the Series A Preferred Stock to be so redeemed in cash or, if so permitted under the immediately preceding sentence, in Class A Common Stock.
Section 4.3.6.    Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided in this Certificate of Designations or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least four-fifths of the outstanding shares of Series A Preferred Stock, voting as a separate class.
FIFTH: Voting: The holders of the Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation for each share held by such holders in accordance with Section 4 hereof.
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.
EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in any statute) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in any manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
TENTH: The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Corporation, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.
Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the Corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who shall have ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.
For the purposes of this Article, the term “authorized representative” shall mean a director, officer, employee or agent of the Corporation or of any subsidiary of the Corporation, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation, or a person who is or was serving another Corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at the request of the Corporation.

Executed on October 31, 2017
/s/ Gary Loffredo
Gary Loffredo, Secretary

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CINEDIGM CORP.

The undersigned, being the Chairman and CEO of Cinedigm Corp., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.
Pursuant to a unanimous written consent of the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to amend the Fifth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on October 31, 2017 (the “Certificate of Incorporation”);

2.
Pursuant to a written consent of the holder of the majority of the Corporation’s outstanding Class A Common Stock, par value $0.001 per share, in accordance with Sections 228 and 242 of the DGCL, the holders of the Corporation’s outstanding capital stock approved the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Section 4.1 of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:
“Section 4.1 Authorized Shares.
The total number of shares of capital stock that the Corporation shall have authority to issue is one hundred sixty five million (165,000,000) shares as follows: (i) one hundred fifty million (150,000,000) shares of common stock, of which one hundred fifty million (150,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) of which twenty (20) shares shall be “Series A Preferred Stock,” and 14,999,980 of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.”
Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

* * *

[Signature page follows]
IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Cinedigm Corp. to be signed by Christopher J. McGurk, its Chairman & CEO, this 14th day of February, 2020, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:    /s/ Christopher J. McGurk
Name: Christopher J. McGurk
Title: Chairman & CEO

4813-4264-3892    1